Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com

Jennifer Driscoll (Analysts)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL ANNOUNCES PLANS FOR A REORGANIZATION OF ITS BUSINESS OPERATIONS AND APPOINTS THE PRESIDENTS OF ITS THREE NEW BUSINESS DIVISIONS

CAMDEN, NJ, Jan. 29, 2015 – Campbell Soup Company (NYSE: CPB) today announced plans to implement a new enterprise structure that will align the organization of the company’s business operations with its core growth strategies. Under the new design, Campbell’s businesses will be organized and managed in three divisions structured principally by product categories rather than by geographies or brand groups. Each division will have meaningful scale, a clearly defined portfolio role and targets for growth that are tied to its role in the enterprise and the scope of its marketplace opportunities. The company’s management structure will be simplified and streamlined.

“The adoption of our new enterprise structure will be an important milestone for Campbell,” said Denise Morrison, President and Chief Executive Officer. “This reorganization will help unlock the value of our brands and the growth potential of our business. It will drive focused investment on our largest growth opportunities. It is the logical next step in our ongoing effort to shift our company’s center of gravity, accelerate our growth trajectory and maximize value for our shareholders.”

The company also announced appointments of the executives who will lead the three new divisions, each of whom will report directly to Morrison. These appointments will take effect on Feb. 1, 2015.

—	Mark Alexander, 50, who now serves as President – Campbell North America, will become President – Americas Simple Meals and Beverages. This new division will include Campbell’s current U.S. Retail and foodservice businesses, Plum Organics, and the company’s simple meals and shelf-stable beverage businesses in Canada, Mexico and Latin America. Aggregate net sales of the business operations that will comprise Americas Simple Meals and Beverages were approximately $4.5 billion in fiscal 2014. Consistent with its role as a vital economic engine for the enterprise, this division will be expected to deliver moderate top-line growth and significant margin expansion, with focused investment in scale platforms for brand-building, innovation and expanded distribution.

—	Luca Mignini, 52, currently President – Campbell International, will assume the role of President – Global Biscuits and Snacks, a new division that will unify the company’s Pepperidge Farm, Arnott’s and Kelsen businesses into a fully integrated global biscuits and snacks portfolio. With approximately $2.8 billion in fiscal 2014 net sales, this division will focus on driving the company’s growth in biscuits and snacks in its current developed markets and expanding its presence in developing markets, leveraging the full range of Campbell’s assets and capabilities in these categories and spearheading the development of significant multinational brands. The company’s simple meals and beverage businesses in Asia Pacific and Asia, including its soup and broth business in Hong Kong and China, as well as its Pepperidge Farm U.S. bakery business, will also be operated and managed within this division.

—

Jeffrey Dunn, 57, now President – Bolthouse Farms, will become President – Packaged Fresh, a new division that will focus on building the company’s scale and accelerating its growth in the rapidly expanding packaged fresh segments and categories across the retail perimeter. The Packaged Fresh division will include Bolthouse Farms’ portfolio of fresh carrots, super-premium beverages and salad dressings and Campbell’s retail refrigerated soup business, which collectively accounted for approximately $1 billion of net sales in fiscal 2014.

In the coming months, Alexander, Mignini and Dunn will work with Morrison and the members of the Campbell Leadership Team to develop specific plans for organizing the three new divisions and for appointments to key leadership roles. In coordination with this process, work will also proceed on a reorganization of Campbell’s corporate functions to deliver agile and effective support to the business divisions, and on a major project to re-examine and redesign the company’s cost structure.

In connection with the reorganization, Irene Chang Britt, President – Pepperidge Farm and Senior Vice President – Global Baking and Snacking, has announced her decision to leave the company. “I’ve had the privilege of working with Irene for more than a decade,” said Morrison, “first at Nabisco and then at Campbell. She has made many important contributions to our company. I thank her for her dedicated and dynamic leadership, and wish her the very best in the years ahead.”

About Campbell Soup Company

Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” The Company makes a range of products from high-quality soups and simple meals to snacks and healthy beverages. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories, and to what’s important today. Led by its iconic Campbell’s brand, the company’s portfolio includes Pepperidge Farm, Goldfish, Bolthouse Farms, V8, Swanson, Prego, Pace, Plum Organics, Arnott’s, Tim Tam, Royal Dansk and Kjeldsens. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding the company’s new enterprise and management structure, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the company’s ability to manage organizational change effectively; (2) the company’s ability to realize projected benefits and cost savings from the new structure; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (4) the impact of changes in consumer demand for the company’s products; (5) the risks associated with trade and consumer acceptance of the company’s initiatives, including its trade and promotional programs; (6) the practices and increased significance of certain of the company’s key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

###

4